Filed pursuant to Rule 424(b)(3)

Registration No. 333-238175

IMPORTANT NOTICE

ProShares VIX Short-Term Futures ETF (VIXY)

ProShares Ultra VIX Short-Term Futures ETF (UVXY)

ProShares Short VIX Short-Term Futures ETF (SVXY)

(each, a “Fund”, and together, the “Funds”)

Supplement dated October 19, 2020

to each Fund’s Prospectus and Disclosure Document

Dated September 10, 2020

The Prospectus and Disclosure Document for each Fund are hereby revised to reflect that:

Change to VIX Futures Contracts Settlement Time \ Index Methodology. Effective Monday, October 26, 2020, the Chicago Futures Exchange (a subsidiary of the Chicago Board Options Exchange) is changing the settlement time for the VIX futures contracts in which the Funds invest from 4:15 p.m. (Eastern Time) to 4:00 p.m. (Eastern Time). As a result, S&P Dow Jones Indices will be revising the index methodology for the S&P 500® VIX Short-Term Futures Index (the “Index”), each Fund’s benchmark, to reflect the new settlement time effective Monday, October 26, 2020.

Change to the Funds’ Net Asset Value (“NAV”) Calculation Time. As a result of these changes to the settlement time for VIX futures contracts and the Index methodology, effective Monday, October 26, 2020 each Fund will change its NAV calculation time from 4:15 p.m. (Eastern Time) to 4:00 p.m. (Eastern Time). Additional information about the calculation of NAV is included in each Fund’s Prospectus.

These securities have not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

NEITHER THE TRUST NOR ANY FUND IS A MUTUAL FUND OR ANY OTHER TYPE OF INVESTMENT COMPANY AS DEFINED IN THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED, AND NEITHER IS SUBJECT TO REGULATION THEREUNDER.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

Please retain this supplement for future reference.